SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since October 2003, Federated
and related entities (collectively
, "Federated") and various
Federated-sponsored mutual funds
(Funds) have been named as defendants
 in several class action
lawsuits now pending in the United
States District Court for the
District of Maryland. The lawsuits were
purportedly filed on behalf of
 people who purchased, owned and/or
 redeemed shares of certain Funds
during specified periods beginning
 November 1, 1998. The suits are
generally similar in alleging that
Federated engaged in illegal and improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused
 financial injury to the mutual fund
shareholders. Federated without admitting
 the validity of any claim has reached
a preliminary settlement
with the Plaintiffs in these cases.
Any settlement would have to be
approved by the Court.
     Federated entities have also been
 named as defendants in several
additional lawsuits that are now
pending in the United States District
Court for the Western District of
 Pennsylvania. These lawsuits have
been consolidated into a single action
 alleging excessive advisory fees
involving one of the Funds.
     The Board of the Funds retained
the law firm of Dickstein Shapiro LLP
to represent the Funds in
each of the lawsuits described in the
preceding two paragraphs. Federated
and the Funds, and their
respective counsel, have been defending
this litigation, and none of the Funds
remains a defendant in
any of the lawsuits. Additional lawsuits
 based upon similar allegations may
be filed in the future. The
potential impact of these lawsuits, all
of which seek monetary damages,
attorneys' fees and expenses,
and future potential similar suits is
 uncertain. Although we do not
 believe that these lawsuits will have a
material adverse effect on the Funds,
 there can be no assurance that these
 suits, ongoing adverse
publicity and/or other developments
resulting from the allegations in
these matters will not result in
increased redemptions, or reduced
sales of shares of the Funds or other
adverse consequences for the
Funds.

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